Ex. 99(l)(iv)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 9, 2016

GAMCO Global Gold, Natural Resources & Income Trust

One Corporate Center

Rye, New York 10580-1422

RE:	GAMCO Global Gold, Natural Resources & Income Trust
Common Shares Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to GAMCO Global Gold, Natural Resources & Income Trust, a Delaware statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 12,000,000 shares (the “Securities”) of the Trust’s common shares of beneficial interest, par value $0.001 per share, pursuant to the Sales Agreement, dated November 20, 2014, by and among G.research, LLC, the Trust and Gabelli Funds, LLC, a Delaware limited liability company and the investment adviser to the Trust (the “Sales Agreement”).

This opinion is being furnished in accordance with the requirements of sub-paragraph (l) of item 25.2 of part C of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) an executed copy of the Sales Agreement;

(ii) the shelf registration statement on Form N-2 (File Nos. 333-198978 and 811-21698) of the Trust filed with the Securities and Exchange Commission (the “Commission”) on September 26, 2014, under the Securities Act and the 1940 Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Securities Act Rules and Regulations”), as amended by Pre-Effective Amendment No. 1 thereto on November 14, 2014, Post-Effective Amendment No. 1 thereto on December 2, 2014, Post-Effective Amendment No. 2 thereto on March 19, 2015, Post-Effective Amendment No. 3 thereto on April 28, 2016, Post-Effective Amendment No. 4 thereto on June 13, 2016 and as proposed to be amended by Post-Effective Amendment No. 5 thereto to be filed with the

GAMCO Global Gold, Natural Resources & Income Trust

September 9, 2016

Commission on the date hereof, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Securities Act Rules and Regulations (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii) the prospectus and Statement of Additional Information of the Trust, each dated April 28, 2016, filed with the Commission on the date hereof pursuant to Rule 497 of the Securities Act Rules and Regulations;

(iv) the prospectus supplement of the Trust, dated September 9, 2016, relating to the offering of the Securities, filed with the Commission on the date hereof pursuant to Rule 497 of the Securities Act Rules and Regulations;

(v) an executed copy of a certificate of Andrea R. Mango, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(vi) a copy of the Trust’s Certificate of Trust, as certified by the Secretary of State of the State of Delaware as of September 7, 2016 and certified pursuant to the Secretary’s Certificate;

(vii) a copy of the Third Amended and Restated Agreement and Declaration of the Trust, dated as of February 16, 2011, by and between the Trustees and the holders of shares of beneficial interest issued thereunder, as amended by the Statement of Preferences of the Trust’s 5.00% Series B Cumulative Preferred shares, dated as of May 7, 2013, certified pursuant to the Secretary’s Certificate;

(viii) a copy of the Trust’s Third Amended and Restated By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(ix) copies of certain resolutions of the Board of Trustees of the Trust relating to the issuance, sale and registration of the Securities and related matters, certified pursuant to the Secretary’s Certificate;

(x) a copy of a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Trust’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

GAMCO Global Gold, Natural Resources & Income Trust

September 9, 2016

As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

We do not express any opinion as to any laws other than the DSTA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that (i) the Securities have been duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA; and (ii) when the issuance of the Securities has been duly registered in the share registry of the Trust and the Securities are delivered and paid for in accordance with the terms of the Sales Agreement, the Securities will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Securities Act Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

R.T.P.